Important Information for Carey Watermark Investors Stockholders Page 1 of 2 If you have trouble viewing this email, read the online version. Your clients may have received an unsolicited tender offer by Everest REIT Investors I, LLC (“Everest”) to purchase up to 7,020,000 shares of Carey Watermark Investors ("CWI® 1") at a price of $7.50 per share, less cash distributions paid by CWI® 1 after March 29, 2019. Neither CWI® 1 nor W. P. Carey Inc. is associated with Everest or this unsolicited offer. CWI® 1'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS REJECT THE TENDER OFFER. If your clients are considering selling their shares to Everest,please read this postcard and the Schedule 14D-9 filed with the Securities and Exchange Commission for the factors considered by the Board in evaluating the tender offer. VIEW POSTCARD http://app.marketing.wpcarey.com/e/es.aspx?s=1814136926&e=29389&elqTrackId=0d38a... 2/21/2019

Important Information for Carey Watermark Investors Stockholders Page 2 of 2 If you have any questions, please contact W. P. Carey's Investor Relations Department at 1 (800) WP CAREY (972-2739) or IR@wpcarey.com. If you no longer wish to receive W. P. Carey related e-mail correspondence, you may unsubscribe at any time. W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020 http://app.marketing.wpcarey.com/e/es.aspx?s=1814136926&e=29389&elqTrackId=0d38a... 2/21/2019